EXHIBIT 23.2

W.T. Uniack & Co. CPA’s P.C.
Certified Public Accountants & Consultants

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of K-Kitz, Inc. on Form S-1 of our report dated March 12, 2009 with respect to our audits of the financial statements of K-Kitz, Inc. as of December 31, 2008 and 2007 and for the years ended December 31, 2008 and 2007, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ W.T. Uniack & Co. CPA’s P.C.
W.T. Uniack & Co. CPA’s P.C.

Alpharetta, Georgia
March 31, 2009